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                      January 26, 2022

       Filippo Petti
       Chief Executive Officer and Chief Financial Officer
       Celyad Oncology SA
       Rue Edouard Belin 2
       1435 Mont-Saint-Guibert, Belgium

                                                        Re: Celyad Oncology SA
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 24,
2021
                                                            File No. 001-37452

       Dear Mr. Petti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences